Exhibit 4.8

TSAKOS ENERGY NAVIGATION LIMITED

2024 EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN

The purpose of the Tsakos Energy Navigation Limited 2024 Equity Incentive Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means to attract, retain, and reward present and prospective directors, officers, consultants and the other employees of the Company, any of its subsidiaries and the Management Companies, and to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders.

This Plan and the Awards granted hereunder are intended to meet the requirements of articles 14 and 42A of the Greek Income Tax Code for taxation at capital gains rates.

SECTION 2. DEFINITIONS

The definitions of awards under the Plan, including Options, Restricted Shares and other awards are set forth in Section 6. Such awards are collectively referred to herein as “Awards.” Capitalized terms not otherwise defined herein shall have the meaning set forth in this Section.

(a) “Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

(b) “Beneficiary” means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) “Committee” means the Corporate Governance, Nominating and Compensation Committee of the Board or any other committee designated by the Board to administer the Plan, and the term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.

(e) “Company” means Tsakos Energy Navigation Limited, a corporation organized under the laws of Bermuda.

(f) “Corporate Transaction” means, except as may otherwise be provided in a Participant’s Award Agreement, the occurrence of any of the following stockholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

(g) “Director” means a duly elected member of the Company’s Board of Directors.

(h) “Dividend Equivalent Right” means an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the Participant.

(i) “Effective Date” means the date on which the Plan is adopted as set forth on the final page of the Plan.

(j) “Fair Market Value” means, with respect to Shares or Awards, the fair market value of such Shares or Awards, determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date means the closing sales price of a Share on the New York Stock Exchange (or another national securities exchange or traded on any established market) during regular trading hours for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

(k) “Grant Date” means the date that the Committee designates in its approval of an Award in accordance with applicable law as the date on which the Award is granted.

(l) “Management Company” means any company or entity that is providing administrative, commercial, technical or other services to, or for the benefit of, the Company, its subsidiaries and their vessels.

(m) “Participant” means any present or prospective director, officer, consultant or other employee of the Company, any of the Company’s subsidiaries or joint ventures or any of the Management Companies, who has been granted an Award under the Plan.

(n) “Service Relationship” means any relationship as an employee, Director or consultant of the Company or any Management Company (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or consultant).

(o) “Shares” means a common share, par value $5.00 per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5(b).

SECTION 3. ADMINISTRATION OF PLAN

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each Participant;

(iii) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or error or supply any omission or reconcile any inconsistency in the Plan or in any Award and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

(x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, the Management Companies, Participants, any person claiming any rights under the Plan or any Award from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan for any reason. All decisions and interpretations of the Committee shall be binding on all persons, including the Company and all Plan grantees.

(c) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(d) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

SECTION 4. ELIGIBILITY

Persons who are eligible to be granted Awards under the Plan include present and prospective directors, officers, consultants, and other employees of the Company, any subsidiaries or joint ventures of the Company and any of the Management Companies.

SECTION 5. PLAN LIMIT; ADJUSTMENTS

(a) Aggregate Number of Shares Available for Awards. The total number of Shares that may be issued under the Plan shall not exceed one million (1,000,000) (the “Plan Limit”), subject to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) and Shares that are withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall be added back to the Shares available for issuance under the Plan.

(b) Adjustments; Corporate Transactions.

(i) If there is any change in the number or kind of Shares outstanding by reason of a share dividend, spinoff, share split or reverse share split or by reason of an amalgamation, combination, merger, reorganization, recapitalization, reclassification or share exchange, affecting the outstanding Shares as a class, the number of shares covered by outstanding Awards, the kind of Shares issued under the Plan and outstanding Awards, and the exercise price, grant price, purchase price or other price per share relating to outstanding Awards shall be equitably adjusted by the Committee, as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under Awards; provided, however, that any fractional Shares resulting from such an adjustment shall be eliminated. In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this Section 5(b) or applicable law. Any adjustments determined by the Committee shall be final, binding and conclusive

(ii) Upon the occurrence of a Corporate Transaction, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall specify otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding Awards (excluding the consideration payable upon settlement of the Awards); (iii) accelerated exercisability and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable or that would become exercisable upon the occurrence of such Corporate Transaction, during a period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee and which fair value may be zero; provided, that, in the case of Options and SARs or similar Awards, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Corporate Transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate exercise price or grant price, as applicable, with respect to such Awards or portion thereof being canceled.

SECTION 6. SPECIFIC TERMS OF AWARDS

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award, at the Grant Date or thereafter (subject to Section 7(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment (or other Service Relationship) by the Participant or upon the occurrence of other events.

(b) Options. The Committee is authorized to grant options to purchase Shares (“Options”) to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall not be less than (x) 100% of the Fair Market Value of the Shares or (y) the par value of the Shares, whichever is more, on the Grant Date of the Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, or through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants. An optionee shall not be deemed to have acquired any Shares unless and until an Option shall have been exercised pursuant to the terms of the Award Agreement and this Plan and the optionee’s name has been entered on the books of the Company as a shareholder.

(iii) Termination. Any portion of an Option that is not vested and exercisable on the date of termination of an optionee’s Service Relationship shall immediately expire and be null and void.

(c) Restricted Shares. The Committee is authorized to grant Awards, in the form of Shares issued at or shortly after grant of the Award that may or may not be subject to restrictions (“Restricted Shares”), to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Shares may be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder including the right to vote Restricted Shares or the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of the Participant’s Service Relationship during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Shares will lapse in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Shares. Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Shares.

(iv) Dividends and Distributions. As a condition to the grant of an Award of Restricted Shares, the Committee may require that any cash dividends paid on a Share be automatically reinvested in additional Shares or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Shares or other property has been distributed.

(d) Restricted Share Units. The Committee may grant Restricted Share Units under the Plan. A Restricted Share Unit is an Award of share units that may be settled in Shares (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants.

(i) Rights as a Shareholder. A Participant shall have the rights as a shareholder only as to Shares acquired by the Participant upon settlement of Restricted Share Units; provided, however, that the Participant may be credited with Dividend Equivalent Rights with respect to the share units underlying his Restricted Share Units, subject to the provisions of Section 6(f) and such terms and conditions as the Committee may determine.

(ii) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of employment (or cessation of Service Relationship) with the Company and any Management Company for any reason.

(e) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, but not limited to, share appreciation rights (“SARs”) granted separately or in tandem with other Awards, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6(d) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(d).

(f) Dividend Equivalent Rights

(i) Dividend Equivalent Rights. The Committee may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares had been issued to the Participant. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of an award of Restricted Share Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Share Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(ii) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of employment (or cessation of Service Relationship) with the Company and any Management Company for any reason.

(g) No Option or SAR Repricing Without Shareholder Approval. Except in connection with a Corporate Transaction involving the Company (including, without limitation, any share dividend, spinoff, share split or reverse share split, extraordinary cash dividend, amalgamation, combination, merger, reorganization, recapitalization, or share exchange), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or the base amount of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original Options or SARs without shareholder approval.

SECTION 7. GENERAL PROVISIONS

(a) Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements, any applicable laws, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative; provided, however, that such Awards and other rights may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Termination of Service Relationship, Transfer, Leave of Absence. If the Participant’s Service Relationship is with a Management Company and such Management Company ceases to be a Management Company, the Participant shall be deemed to have terminated his or her Service Relationship for purposes of the Plan. For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) A transfer to the employment of the Company from a Management Company or from the Company to a Management Company, or from one Management Company to another; or

(i) An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by applicable law or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

(d) No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, Director, or other person the right to be retained in the employ or service of the Company, any subsidiary of the Company or any Management Companies, nor shall it interfere in any way with the right of the Company, any subsidiary of the Company or any of the Management Companies to terminate any person’s employment, directorship, or service at any time.

(e) Taxes. The Company and any subsidiary or joint venture is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable law.

(f) Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange (or other stock exchange or inter-dealer quotation system on which the Shares may be listed or quoted) and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. Upon any termination of the Plan, no new authorizations of grants of Awards may be made, but then- outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that no such amendment may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

(g) No Rights to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or other persons. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(h) Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events.

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(j) Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(k) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l) Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(m) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement will be determined in accordance with Bermuda Law.

SECTION 8. EFFECTIVE DATE OF PLAN

The Effective Date of this Plan shall be the date of approval by the Board of Directors in accordance with applicable law, the Company’s bye-laws, and applicable stock exchange rules.

DATE ADOPTED BY THE BOARD OF DIRECTORS: May 1, 2024

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